AMENDMENT TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                          BETWEEN CURIAN CAPITAL, LLC;
                           INVESCO ADVISERS, INC.; AND
                          CURIAN VARIABLE SERIES TRUST

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      This  AMENDMENT  is made by and between  CURIAN  CAPITAL,  LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), INVESCO ADVISERS, INC., a Delaware corporation and registered investment adviser ("Sub-Adviser") and CURIAN VARIABLE SERIES TRUST, a Massachusetts business trust ("Trust").

      WHEREAS, the Adviser, the Sub-Adviser and the Trust entered into an Investment Sub-Advisory Agreement dated as of December 19, 2011 ("Agreement"), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the "Funds" or each a "Fund") of the Trust; and

      WHEREAS, the parties have agreed to amend Schedule A and Schedule B of the Agreement to amend the following fund name ("Fund Name Change"):

      FUND NAME CHANGE (EFFECTIVE MARCH 1, 2012)
      ------------------------------------------

      Curian/Invesco Balanced-Risk Commodities Fund to
      Curian/Invesco Balanced-Risk Commodities Strategy Fund.

      NOW THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated March 1, 2012, attached hereto.

2. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated March 1, 2012, attached hereto.

3. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

      IN WITNESS WHEREOF, the Adviser, the Sub-Adviser, and the Trust have caused this Amendment to be executed as of March 15, 2012, effective as of March 1, 2012.

CURIAN CAPITAL, LLC                             INVESCO ADVISERS, INC.

By:   /s/ Michael A. Bell                       By:    /s/ John Cooper
    ----------------------------------------        ----------------------------
Name: Michael A. Bell                           Name:  John Cooper
      --------------------------------------           -------------------------
Title: President and Chief Executive Officer    Title: Senior Vice President
       -------------------------------------           -------------------------

CURIAN VARIABLE SERIES TRUST

By:    /s/ Kelly L. Crosser
    ----------------------------------------
Name:  Kelly L. Crosser
       -------------------------------------
Title: Assistant Secretary
       -------------------------------------

                                   SCHEDULE A
                               DATED MARCH 1, 2012
                                     (Funds)

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             Curian/Invesco Balanced-Risk Commodities Strategy Fund
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                                       A-1

                                   SCHEDULE B
                               DATED MARCH 1, 2012
                                 (Compensation)

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                                                              ANNUAL RATE
                                                           (BASED ON AVERAGE
             FUND                      ASSETS          NET ASSETS OF EACH FUND)
-------------------------------------------------------------------------------
Curian/Invesco Balanced-Risk    $0 to $250 million               .50%
Commodities Strategy Fund       $250 to $500 million             .45%
                                Over $500 million                .40%
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                                       B-1